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                                                                    EXHIBIT 99.2

                                                                    NEWS RELEASE

          PHILIP SERVICES TO TAKE ONE TIME YEAR-END CHARGE TO EARNINGS

January 27, 1998 - Philip Services Corp. ("Philip") today issued additional information regarding a one time year-end charge to earnings.

The Company will record a one time year-end charge to earnings of between US $250 million and US $275 million, which on an after tax basis, is between US $175 million to US $200 million. This one time charge will be comprised of two items. The first component will be a restructuring charge, which on an after tax basis will amount to between US $100 million and US $120 million. This restructuring charge includes a write-down of goodwill, which makes up 60% to 70% of this charge, severance payments, relocation costs and a variety of other items. The goodwill write-down relates to a number of acquisitions the Company concluded over the period from 1993 to 1996.

The second component of the charge, which in total is estimated to be between US $75 million to US $80 million after tax, relates to a physical inventory adjustment of approximately US $60 million after tax. This involves the difference between book inventory and physical inventory, primarily in the Company's yard copper business at two Hamilton facilities. These operations involve the purchase of low grade copper scrap, which is processed and sold to smelters, refineries and overseas markets. The Company continues to review with its auditors the difference between book and physical inventory. The remainder of this component of the charge relates to trading losses and charges relating to a market revaluation of inventory held for resale by the Metals Services Group.

Through an extensive review of all its businesses as part of the Company's integration process, Philip has determined that it will exit the yard copper business which is both low margin and inventory intensive. The Company's copper operations, which represent an estimated 12% of 1998 revenue, are now focused on the value added processing of materials, through expansion of its cable and wire chopping operations, proprietary plastic recovery, and secondary refining. Effective January 1, 1998, a very conservative hedging program has been established which provides the Company with 100% hedging against fluctuations in copper prices by matching pound for pound the purchase of all material with a corresponding sale.

"As part of the integration process, we have conducted an extensive review of all our operations," said Allen Fracassi, President and Chief Executive Officer.
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"We are committed to building our high margin businesses and exiting those operations which do not provide us with high value. The restructuring component of this one time charge reflects that decision." Going forward, our copper operations are based on our strategy of adding value to the materials we manage through the application of proprietary technologies and processes. We have also fully hedged our position on our copper operations, under the direction of Ralph Razinger, Executive Vice President of our Copper division, who has over 25 years experience in the copper business."

Philip Services is an integrated metals and industrial services company with operations throughout the United States, Canada, Europe. Philip provides steel, copper and aluminum processing and recovery services, together with diversified industrial outsourcing services, to all major industry sectors. Philip Services trades on the New York, Toronto and Montreal stock exchanges under the symbol 'PHV'.


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               Contact:  Allen Fracassi
                         President and Chief Executive Officer
                         (905) 521-1600

                         Lynda Kuhn
                         Vice President Corporate Communications
                         (905) 540-6658
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